EXHIBIT 99.1

Great Lakes Reports Year-End Results

OAK BROOK, Ill., Feb. 22, 2017 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of environmental and infrastructure services, today reported financial results for the quarter and year ended December 31, 2016.

For the three months ended December 31, 2016, Great Lakes reported revenue of $213.4 million, net loss of $7.0 million and Adjusted EBITDA of $11.6 million.  The following non-recurring items totaling $7.3 million negatively impacted results during the fourth quarter of 2016: a loss on an asset held for sale of $2.4 million for a vessel based in the Middle East; $2.3 million in losses related to the sale of assets in the Terra services business; and a $2.6 million loss related to the wind-down of the TerraSea joint venture.  For the year ended December 31, 2016, Great Lakes reported revenue of $767.6 million, net loss of $8.2 million and Adjusted EBITDA of $72.0 million.  In addition to the $7.3 million non-recurring items in the fourth quarter that adversely impacted results, the Company recorded the following non-recurring items previously in the year, positively impacting results: an $8.6 million reversal of liabilities related to the estimated earn-out and restricted stock units associated with the GLEI acquisition due to the expected failure to meet performance expectations included within the stock purchase agreement and a $2.0 million reversal of variable employee compensation.

Interim Chief Executive Officer and Chief Financial Officer Mark Marinko stated, “In 2016, the Company executed well on our domestic dredging contracts, particularly on our rivers & lakes projects. Our performance was offset by a major decline in international work due to a smaller market in 2016 that impacted the entire international dredging industry as well as the absence of the Suez Canal project, which contributed robust revenue and contract margin in 2015.  We were pleased to have our internationally-based vessels utilized during the second half of the year, however the contracts were not at the margin of recent international projects.

“Our Environmental & Infrastructure (E&I) segment’s operating loss was reduced by $21.7 million in 2016 compared to 2015.  The sale of the assets associated with the service lines of Terra Contracting Services, LLC business was finalized, which we believe is a key component for returning this segment to profitability.  For the year, this underutilized equipment and excess overhead associated with these divested assets, as well as a loss of $7.6 million on a project that the Terra business unit executed, adversely impacted the performance of our E&I segment.  Excluding the Terra business, the E&I segment exhibited a positive performance during 2016, and backlog at December 31, 2016 does not currently include projects in a loss position.

“At December 31, 2016, total assets and total liabilities on our balance sheet remained consistent with year-end 2015.  During the year, we invested $54 million to finance the construction cost of our Articulated Tug & Barge (ATB) hopper dredge.  As stated previously, we expect to continue to be deploying our free cash flow until construction of this vessel is complete in the second quarter of 2017.  At the end of 2016, we were pleased to close a $250 million, three year revolving credit facility which has a structure that is designed to work well with our business.  Going forward in 2017, we will continue to exercise fiscal prudence intended to ensure the best use of our capital.”

Chairman of the Board Robert Uhler stated, “Last year was transformative for the Company.  Operationally, we made significant progress repositioning the E&I segment by divesting the non-core assets that were not a strategic fit for the business.  We expect the risk controls and other processes that were implemented in 2016 to make this segment well positioned as we move forward in 2017.  We also expect the changes in leadership, including the recent additions to the Board, to enhance our ability to maximize shareholder value.”

Fourth Quarter 2016 Highlights

Great Lakes Dredge & Dock Corporation and Subsidiaries
Select Income Statement Results
(Unaudited and in thousands)

	Three Months Ended
	December 31,
	2016			2015
	Dredging	Environmental & infrastructure	Total Consolidated	Dredging	Environmental & infrastructure	Total Consolidated	Total Consol. Variance
Revenue	$184,346	$30,200	$213,405	$174,555	$49,781	$222,642	$(9,237)

Gross Profit	21,395	702	22,097	33,616	(4,747)	28,869	(6,772)
Gross Profit Margin	11.6%	2.3%	10.4%	19.3%	-9.5%	13.0%

Operating Income (Loss)	7,346	(9,255)	(1,909)	18,486	(11,950)	6,536	(8,445)
Operating Margin	4.0%	-30.6%	-0.9%	10.6%	-24.0%	2.9%

Note: As a result of intersegment eliminations, the segment financial information will not sum to the total consolidated results.

Dredging

  Revenue in the fourth quarter of 2016 increased over the prior year period primarily due to higher foreign capital, domestic capital and rivers & lakes revenues, partially offset by lower maintenance revenue and somewhat lower coastal protection revenue.
  Gross profit margin decreased in the fourth quarter of 2016 compared to the fourth quarter of 2015, driven by lower domestic contract margin, particularly on several coastal protection projects and capital deepening projects, and lower foreign contract margin.
  Operating income decreased in the fourth quarter of 2016 compared to the prior year quarter primarily due to lower gross profit, partially offset by a $3.4 million reduction in general and administrative expense.  A $2.4 million loss on a dredge held for sale in the Middle East also impacted results.
  Dredging backlog was $467.7 million at the end of the fourth quarter, a decrease of $210.0 million compared to backlog at December 31, 2015.

Environmental & Infrastructure

  Revenue decreased in the fourth quarter of 2016 compared to the fourth quarter of 2015 primarily as a result of lower revenue generated in the Terra reporting unit.  In addition, the prior year quarter also included revenue from several jobs that were completed and not replaced in 2016.
  Gross profit margin improved in the fourth quarter of 2016, driven by strong project execution, lower overhead, primarily labor and benefits, and improved absorption of our downsized equipment spread.  The improvement was partially offset by a project at Terra with a loss of $1.9 million during the fourth quarter of 2016.  Negative gross profit in the prior year period was due to project losses, including three jobs with losses totaling $4.6 million, as well as underutilized equipment and overhead expense given the level of revenue generated.
  Operating loss was lower in the fourth quarter of 2016 compared to the prior year quarter due to improved gross profit margin.  The current year includes the $2.3 million loss on the sale of assets in the Terra services lines of business previously mentioned.
  Backlog was $37.6 million at the end of the fourth quarter, which is a decrease of $35.7 million compared to backlog at December 31, 2015.

Total Company

  Net loss was $7.0 million compared to a net loss of $0.8 million in the fourth quarter of 2015.  Net loss in the current period includes income tax benefit of $5.2 million, interest expense of $6.5 million, income tax benefit of $5.2 million, and the $2.6 million loss related to the wind-down of the TerraSea joint venture.  Net income in the fourth quarter of 2015 included interest expense of $5.9 million and income tax provision of $0.3 million.
  Adjusted EBITDA was $11.6 million, a $10.6 million decrease from $22.2 million in the fourth quarter of 2015 due to the various factors described above.
  Cash at December 31, 2016 was $11.2 million, with total debt of $392.9 million ($2.5 million short-term debt and $390.4 million long-term debt).
  Total Company backlog at December 31, 2016 was $505.3 million.
Great Lakes Dredge & Dock Corporation and Subsidiaries
Select Income Statement Results
(Unaudited and in thousands)

	Twelve Months Ended
	December 31,
	2016			2015
	Dredging	Environmental & infrastructure	Total Consolidated	Dredging	Environmental & infrastructure	Total Consolidated	Total Consol. Variance
Revenue	$637,468	$133,637	$767,585	$681,255	$181,710	$856,878	$(89,293)

Gross Profit	85,339	1,049	86,388	111,710	(15,787)	95,923	(9,535)
Gross Profit Margin	13.4%	0.8%	11.3%	16.4%	-8.7%	11.2%

Operating Income (Loss)	34,108	(19,428)	14,680	64,073	(41,114)	22,959	(8,279)
Operating Margin	5.4%	-14.5%	1.9%	9.4%	-22.6%	2.7%

Note: As a result of intersegment eliminations, the segment financial information will not sum to the total consolidated results.

Dredging

  Revenue decreased in the twelve months ended December 31, 2016 compared to the prior year, primarily driven by lower foreign capital and domestic maintenance, partially offset by higher coastal protection, rivers & lakes and capital dredging revenue.  International revenue decreased by $81 million due to due to a smaller market in 2016 that impacted the entire international dredging industry as well as the absence of the Suez Canal project, which contributed robust revenue and contract margin in 2015. Gross profit margin decreased in 2016 compared to 2015, primarily due to lower contract margin, with 2015 benefitting from the high margin Suez Canal project; higher overhead, primarily labor and benefit costs; and, decreased absorption of fixed costs due to lower utilization of the fleet.  The decrease was partially offset by strong margins on rivers & lakes contracts.
  Operating income decreased in 2016 compared to 2015, driven by lower gross profit on lower revenues.  The previously mentioned $2.0 million reversal of variable employee compensation benefit, a $2.4 million loss on the dredge held for sale, and a $0.7 million loss on the sale of a dredge earlier in the year impacted results.

Environmental & Infrastructure

  Revenue decreased in the twelve months ended December 31, 2016 over the same period of the prior year, primarily as a result of lower revenue generated with the Terra business unit.  The prior year also included revenue from several large jobs that were completed and not replaced in 2016.
  Gross profit margin improved by $16.8 million in 2016 over 2015 primarily as a result of the absence of anomalous events that delayed projects in 2015 and strong project execution within the core continuing business.  Operating overhead was lower by $1.5 million, primarily driven by lower labor expense, partially offset by higher underutilized equipment costs.  The Terra business unit is the driver for the negative gross profit, with the GLEI entity posting a strong gross profit margin.
  Operating loss improved by $21.7 million in 2016 compared to the prior year due to the improvement in gross profit margin and a reduction of $5.1 million in amortization of intangibles, which was partially offset by the $2.3 million loss related to the Terra services lines previously mentioned.  Further, 2015 included a $2.8 million impairment of goodwill.  The Terra business unit is the driver for the operating loss, while the GLEI entity posted operating income.

Total Company

  Net loss was $8.2 million in 2016 compared to net loss of $6.2 million in 2015.  The loss in the current year period included $2.4 million of equity in loss of joint ventures.  The prior year included $6.1 million equity in loss of joint ventures as well as $2.0 million in other income that did not recur in 2016.
  Adjusted EBITDA for 2016 was $72.0 million, down $11.1 million compared to 2015.  The reduction was primarily due to the fourth quarter items that adversely impacted net income.
  Total capital expenditures for 2016 were $85.2 million, of which $53.9 million was spent for the new ATB vessel.  In the prior year, total capital expenditures were $89.3 million, including $34.5 million for the ATB, $16.0 million to purchase a vessel that was formerly leased and the remainder for improvements to the fleet and the addition of land equipment.

Commentary

Mr. Marinko concluded, “The domestic dredging bid market in which we compete continued to remain at a healthy level in 2016 at $972 million.  The total value of the market declined compared to the prior year, largely the result of fewer projects valued at over $50 million being tendered. Our dredging segment won 29% of our addressable bid market, which is below the average combined dredging bid market share over the prior three years during which we were awarded several large projects.  Coastal protection projects account for $164 million of our awards, maintenance projects account for $68 million, capital work accounts for $27 million, and rivers & lakes awards account for $22 million.  Subsequent to year-end, we received an $88 million award for coastal restoration work in the Gulf of Mexico that has been added to backlog.  With a project already in backlog for it to execute, we look forward to the delivery of our new ATB hopper dredge, the Ellis Island, late in the second quarter of this year.  We are tracking several potential opportunities and believe this addition to our fleet positions us well to capture work in 2017 and beyond.

“Internationally, although the dredging market continues to experience softness, we are pursuing several opportunities, primarily in the Middle East.  Due to market conditions, in 2016 the Company sold the Reem Island, an underutilized dredge which was based in the Middle East.  Subsequent to year-end, we intend to sell its underutilized sister ship, the Noon Island, which is also based in the Middle East.  We remain optimistic and believe that our presence internationally is strategically beneficial for the Company.

“In Washington D.C., although Congress was unable to pass a budget for fiscal year 2017, we are pleased that it passed and former President Obama signed into law Water Infrastructure Improvements for the Nation (WIIN) Act, which includes the Water Resources Development Act of 2016.  This comprehensive legislation authorizes many projects to address the needs of America’s harbors, locks, dams, flood protection, and other water infrastructure while also helping the U.S. Army Corps be more efficient in its oversight of these important projects.  Finally, we are also encouraged by the new administration’s emphasis on investing in the United States’ infrastructure, including ports and waterways, and are hopeful that this focus will accelerate many of these much needed projects.

“We are pleased at the significant progress that was made in 2016 to put the E&I segment on a path to profitability.  Subsequent to year-end, we added $13 million in work to backlog in that segment and are experiencing a robust bidding environment.  With the equipment spread and assets that we now currently have in place for this segment, we are comfortable that the current level of backlog positions the segment well for 2017.  While we expect the business to experience seasonality in the winter months, we expect it to be profitable in 2017. Capturing projects with attractive margins and project execution will be key to our success going forward.”

The Company will be holding a conference call at 9:00 a.m. C.S.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Wednesday, February 22, 2017 at 9:00 a.m. C.S.T. (10:00 a.m. E.S.T.). The call in number is 877-377-7553 and Conference ID is 70966075. The conference call will be available by replay until Thursday, February 23, 2017, by calling 855-859-2056 and providing Conference ID 70966075. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Adjusted EBITDA

Adjusted EBITDA, as provided herein, represents net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation, Adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA is not a measure derived in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company presents Adjusted EBITDA as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA provides a transparent measure of the Company's recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation ("Great Lakes" or the "Company") is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and infrastructure services on land and water. The Company employs civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 126-year history, the Company has never failed to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to: our ability to obtain federal government dredging and other contracts; potential changes in the spending priorities of the federal government; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; risks related to international dredging operations, including instability in the Middle East; a significant negative change to large, single customer contracts from which a significant portion of our international revenue is derived; changes in previously-recorded revenue and profit due to our use of the percentage-of-completion method of accounting; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of our estimated backlog; our ability to obtain bonding or letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; liabilities related to our historical demolition business; impacts of legal and regulatory proceedings; unforeseen delays and cost overruns related to the construction of new vessels; our becoming liable for the obligations of joint ventures, partners and subcontractors; capital and operational costs due to environmental regulations; unionized labor force work stoppages; uncertainty regarding fiscal,tax, immigration, and other policies of the new U.S. Presidential administration; maintaining an adequate level of insurance coverage; information technology security breaches; inability to identify and contract with qualified Minority Business Enterprise or Disadvantaged Business Enterprise contractors to perform as subcontractors; our substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on our hedging strategy imposed by new statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; and losses attributable to our investments in privately financed projects. For additional information on these and other risks and uncertainties, please see Item 1A. "Risk Factors" of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2015, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Contract revenues	$213,405	$222,642	$767,585	$856,878

Gross profit	22,097	28,869	86,388	95,923

General and administrative expenses	18,506	22,301	65,533	71,069
Impairment of goodwill	-	-	-	2,750
(Gain) loss on sale of assets—net	5,500	32	6,175	(855)
Total operating income	(1,909)	6,536	14,680	22,959
Other income (expense)
Interest expense—net	(6,464)	(5,875)	(22,907)	(24,365)
Equity in loss of joint ventures	(2,384)	(286)	(2,365)	(6,051)
Other expense	(1,459)	(876)	(3,377)	(1,229)
Loss before income taxes	(12,216)	(501)	(13,969)	(8,686)
Income tax (provision) benefit	5,233	(334)	5,792	2,497
Net loss	$(6,983)	$(835)	$(8,177)	$(6,189)

Basic loss per share	$(0.11)	$(0.01)	$(0.13)	$(0.10)
Basic weighted average shares	60,948	60,404	60,744	60,410

Diluted loss per share	$(0.11)	$(0.01)	$(0.13)	$(0.10)
Diluted weighted average shares	60,948	60,404	60,744	60,410

Great Lakes Dredge & Dock Corporation and Subsidiaries
Reconciliation of Net Loss to Adjusted EBITDA from Continuing Operations
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net loss	$(6,983)	$(835)	$(8,177)	$(6,189)
Adjusted for:
Interest expense—net	6,464	5,875	22,907	24,365
Income tax provision (benefit)	(5,233)	334	(5,792)	(2,497)
Depreciation and amortization	17,331	16,838	63,023	64,585
Impairment of goodwill	-	-	-	2,750
Adjusted EBITDA from continuing operations	$11,579	$22,212	$71,961	$83,014

Great Lakes Dredge & Dock Corporation and Subsidiaries
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	December 31,	December 31,
	2016	2015

Cash and cash equivalents	$11,167	$14,184
Total current assets	307,226	329,733
Total assets	893,588	901,625
Total short-term debt	2,465	7,506
Total current liabilities	179,834	205,690
Long-term debt	390,402	349,291
Total equity	247,890	252,173

Great Lakes Dredge & Dock Corporation and Subsidiaries
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Revenues (in thousands)	2016	2015	2016	2015
Dredging:
Capital - U.S.	$67,831	$57,996	$219,914	$207,058
Capital - foreign	25,082	12,665	59,413	139,945
Coastal protection	62,419	65,971	215,041	184,060
Maintenance	14,730	30,326	92,274	120,055
Rivers & lakes	14,284	7,597	50,826	30,137
Total dredging revenues	184,346	174,555	637,468	681,255
Environmental & infrastructure	30,200	49,781	133,637	181,710
Intersegment revenue	(1,141)	(1,694)	(3,520)	(6,087)
Total revenues	$213,405	$222,642	$767,585	$856,878

	As of
	December 31,	December 31,
Backlog (in thousands)	2016	2015
Dredging:
Capital - U.S.	$234,575	$411,506
Capital - foreign	22,025	1,750
Coastal protection	109,871	118,858
Maintenance	56,929	77,995
Rivers & lakes	44,298	67,589
Total dredging backlog	467,698	677,698
Environmental & infrastructure	37,645	73,349
Total backlog	$505,343	$751,047

GLDD FIN

For further information contact:
Mary Morrissey
Investor Relations
630-574-3467